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EXHIBIT 5.3

[Letterhead of Baker & Daniels]

February 3, 2004

Euramax International, Inc.
5445 Triangle Parkway, Suite 350
Norcross, GA 30092

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103

Dear Sir/Madam:

        We have been asked to supply this opinion as to Amerimax Laminated Products, Inc. ("Amerimax Laminated Products"), an Indiana corporation and an indirect wholly-owned subsidiary of Euramax International, Inc. ("Euramax"), in connection with Euramax's and Euramax International Holdings B.V.'s (together with Euramax, the "Registrant") Registration Statement on Form S-4 filed with the Securities and Exchange Commission (file no. 333-110211) (the "Registration Statement"). The Registration Statement concerns the Registrant's offer to exchange new 8 1/2% Senior Subordinated Notes Due 2011 for all outstanding 8 1/2% Senior Subordinated Notes Due 2011. Amerimax Laminated Products is both a guarantor of the new notes pursuant to that certain Senior Subordinated Guarantee dated as of August 6, 2003 (the "Guaranty") and is a party to the related Indenture dated as of August 6, 2003 among the Registrant, Amerimax Laminated Products and other guarantor entities, and JPMorgan Chase Bank, as trustee (the "Indenture").

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other certificates and instruments as we have deemed necessary or appropriate for the purposes of this opinion, and we have made such examination of law and fact and have relied upon such documents and certificates from public officials and officers of Amerimax Laminated Products as we have deemed necessary or appropriate.

        In our examination, we have assumed (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, (ii) that all parties to the documents (other than Amerimax Laminated Products) have the power and authority, corporate and other, to enter into and perform their obligations thereunder, and that such documents have been duly authorized, executed and delivered by such other parties and constitute the legal, valid and binding obligation of such other parties, enforceable against them in accordance with their terms, and (iii) that the documents are delivered for adequate consideration. We also have assumed that the records of the proceedings of the directors of Amerimax Laminated Products furnished to us are complete and accurate in all respects.

        We have not made an independent review of the laws of any state or jurisdiction other than the State of Indiana. Accordingly, we express no opinion as to the laws of any state or jurisdiction other than the State of Indiana.

        The opinions hereinafter expressed are subject to the following additional qualifications:

        As to various questions of fact material to our opinion, with your permission, we have relied upon factual representations contained in a Secretary's Certificate dated as of August 6, 2003 delivered by Amerimax Laminated Products. We have also relied upon your representation that such factual representations are true and correct as though expressly made at and as of the date hereof. We have not assumed any responsibility for making any independent investigation or verification of any factual matter.

        Based on the foregoing and subject to the exceptions, assumptions, qualifications and limitations hereinafter set forth, it is our opinion that:

1.
The execution and delivery by Amerimax Laminated Products of the Guaranty and the performance by Amerimax Laminated Products of its agreements thereunder have been duly authorized by all requisite corporate action on the part of Amerimax Laminated Products.

2.
Amerimax Laminated Products has duly executed and delivered the Indenture.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

        This opinion letter is limited to the matters expressly stated herein on the date of this opinion. This opinion letter speaks of its date only, and we expressly disclaim any undertaking or obligation to advise you of changes that hereafter may be brought to our attention.

Very truly yours,
/s/ BAKER & DANIELS

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  EXHIBIT 5.3
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